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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of The DII Group, Inc. and subsidiaries (the Company) on Form S-3 of our reports dated January 28, 1999 (February 8, 1999 as to the redemption of convertible subordinated notes described in Note 6), included and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended January 3, 1999 and to the use of our report dated January 28, 1999 (February 18, 1999 as to the redemption of convertible subordinated notes described in Note 6) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Denver, Colorado
May 25, 1999